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                                                                     EXHIBIT 5.1


WASHINGTON
  AUSTIN                        BAKER & BOTTS
  DALLAS                           L.L.P.
 NEW YORK                      ONE SHELL PLAZA
  MOSCOW                        910 LOUISIANA          TELEPHONE: (713) 229-1234
  LONDON                  HOUSTON, TEXAS 77002-4995    FACSIMILE: (713) 229-1522
   BAKU




                                                                   April 8, 1999


Transocean Offshore (Texas) Inc.
4 Greenway Plaza
Houston, Texas 77046

Ladies & Gentlemen:

         As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Transocean Offshore (Texas) Inc., a Texas corporation ("Transocean-Texas"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of up to 101,060,300 shares (the "Shares") of common stock, par value $.01 per share, of Transocean-Texas ("Transocean-Texas Common Stock"). We are passing upon certain legal matters in connection with the Transocean-Texas Common Stock for Transocean-Texas. The Shares are to be issued pursuant to the terms and conditions set forth in the Agreement and Plan of Merger and Conversion dated as of March 12, 1999 (the "Reorganization Agreement") between Transocean-Texas and Transocean Offshore Inc., a Delaware corporation ("Transocean-Delaware"). This opinion relates to the Shares as well as any additional shares of Transocean-Texas Common Stock to be issued pursuant to the Reorganization Agreement (together with the Shares, the "Reorganization Shares") and registered by Transocean- Texas under the Act by filing an additional registration statement pursuant to Rule 462(b) under the Act (a "462(b) Registration Statement"). Pursuant to the terms of the Reorganization Agreement, after the merger of Transocean-Delaware into Transocean-Texas (the "Merger") the Reorganization Shares will be converted into an equal number of ordinary shares of a Cayman Islands company ("Ordinary Shares") upon completion by Transocean-Texas of its conversion into and continuation as that Cayman Islands company. The Ordinary Shares are not the subject of this opinion, but are instead being addressed by an opinion of W. S. Walker & Company, special Cayman Islands counsel to Transocean-Texas and Transocean-Delaware.

         In our capacity as your counsel in connection with the above-referenced matters, we have examined the Articles of Incorporation and By-Laws of Transocean-Texas (the "Charter Documents"), the Reorganization Agreement, the originals, or copies certified or otherwise identified, of corporate records of Transocean-Texas, including minute books of Transocean-Texas furnished to us by Transocean-Texas, certificates of public officials and of representatives of Transocean-Texas, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

         In giving this opinion, we have relied on certificates of officers of Transocean-Texas and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on


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Transocean Offshore (Texas) Inc.      - 2 -                        April 8, 1999



documents we have examined are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic.

         Based upon and subject to the foregoing, we are of the opinion that:

     1. Transocean-Texas is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

     2. When the required shareholder approval has been obtained as set forth in the Reorganization Agreement, upon issuance by Transocean-Texas in accordance with the terms of the Reorganization Agreement upon consummation of the Merger, the Reorganization Shares will be duly authorized by all necessary corporate action on the part of Transocean-Texas, validly issued, fully paid and nonassessable.

         This opinion is limited to the laws of the State of Texas and the applicable federal laws of the United States.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any related 462(b) Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                               Very truly yours,


                                               /s/ BAKER & BOTTS, L.L.P.